EXHIBIT 4.2

(ON CARTER LEDYARD & MILBURN LETTERHEAD)


January 16, 2002



Nuveen Tax-Free Unit Trust, Series 1278
c/o Nuveen Investments,
as Depositor of
Nuveen Tax-Free Unit Trust, Series 1278
333 West Wacker Drive
Chicago, Illinois 60606
RE:  Nuveen Tax-Free Unit Trust, Series 1278


Dear Sirs:


We hereby consent to the reference to our firm under the caption "Tax Status" in the Registration Statement and related Prospectus of Nuveen Tax-Free Unit Trust, Series 1278 for the registration of units of fractional undivided interest in the Fund in the aggregate principal amount as set forth in the Closing Memorandum dated today's date.


Very truly yours,

/s/ CARTER, LEDYARD & MILBURN

CARTER, LEDYARD & MILBURN